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                                                                     EXHIBIT 4.1


                                  AMENDMENT TO
                          SHAREHOLDER RIGHTS AGREEMENT

        Amendment, dated as of July 28, 1998 to the Shareholder Rights Agreement, dated as of Shareholder Rights Agreement (the "Rights Agreement") between CompDent Corporation, a Delaware corporation (the "Company") and State Street Bank and Trust Company a Massachusetts trust company (the "Rights Agent").

                              W I T N E S S E T H

        WHEREAS, in accordance with the terms of the Rights Agreement, the Company deems it desirable to make certain amendments to the Rights Agreement; and

        WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined therein), the Company and the Rights Agent shall, if the Company so directs, amend or supplement any provision of the Rights Agreement as the Company may deem necessary or desirable without the approval of holders of the Company's common stock, par value $.01 per share (the "Common Stock");

        WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (the "Merger Agreement") with TAGT Acquisition, Inc., a Delaware corporation ("Newco"), pursuant to which NEWCO will be merged with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement, as defined below (the "Merger"), and each issued and outstanding share of Common Stock, by virtue of the Merger, shall be cancelled and converted soleley into the right to receive $18 in cash;

        WHEREAS, prior to entering into the Merger Agreement, the Company desires to amend certain provisions of the Rights Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree that the Rights Agreement is hereby amended as follows:

        1. Section 1(a) of the Rights Agreement is amended by adding at the end of Section 1(a) a new paragraph which provides as follows:

        Notwithstanding anything in this Agreement to the contrary, neither Newco nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person or an Adverse Person and no Stock Acquisition Date, Distribution Date, Section 11(a)(ii) Event or Section 13 Event shall occur, as a result of (i) the execution an delivery of the Agreement and Plan of Merger, dated as of July 28, 1998, by and among Newco, the Company and the Guarantors described therein (the "Merger


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Agreement"); (ii) any action taken by Newco, or any of its Affiliates;
Associates or shareholders in accordance with the provisions of the Merger Agreement; or (iii) the consummation of the Merger (as such term is defined in the Merger Agreement) in accordance with the provisions of the Merger Agreement. Notwithstanding the foregoing, upon the termination of the Merger Agreement in accordance with its terms, this paragraph shall become null and void and of no further force or effects.

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same amendment and eachof which shall be deemed to be an original.

ATTEST:                                      COMPDENT CORPORATION

By: /s/ Bruce A. Mitchell                    By: /s/ David Klock
    ------------------------------               ------------------------------
        Name:   Bruce A. Mitchell                  Name:  David R. Klock
                                                   Title: Chairman & CEO

ATTEST:                                      STATE STREET BANK AND TRUST
                                             COMPANY, as Rights Agent

By:/s/ David M. Elwood                       By: /s/ Charles Rossi
   -------------------------------               -------------------------------
        Name:   David M. Elwood                    Name:  Charles V. Rossi
                                                   Title: Vice President





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